Exhibit 10.1

Execution Copy

AMENDMENT, WAIVER, RESIGNATION AND

APPOINTMENT AGREEMENT

THIS AMENDMENT, WAIVER, RESIGNATION AND APPOINTMENT AGREEMENT, dated as of January 21, 2009 (this “Amendment”), is by and among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), the Lenders (as defined below) party hereto, LEHMAN COMMERCIAL PAPER INC. (“LCPI”), a debtor and debtor in possession under chapter 11 of the Bankruptcy Code (as defined below), as resigning Administrative Agent, Collateral Agent and Swingline Lender (as each such role is defined in the 2008 Credit Agreement defined below and in the other Credit Documents) under the 2008 Credit Agreement (as defined below), and BANK OF AMERICA, N.A. (“Bank of America”), as Syndication Agent and as successor Administrative Agent, Collateral Agent and Swingline Lender under the Amended Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is party to that certain Credit Agreement, dated as of March 31, 2008 (as amended, restated or otherwise modified to but excluding the Effective Date (as defined below) hereof, the “2008 Credit Agreement”), among the Company, as Borrower, the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders” and each a “Lender”), Morgan Stanley Senior Funding, Inc., and Deutsche Bank Securities Inc., as co-documentation agents, Bank of America, as Syndication Agent, and LCPI, as Administrative Agent; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 2008 Credit Agreement;

WHEREAS, the Company and certain subsidiaries thereof, as pledgors, and LCPI, as Collateral Agent, are parties to a Pledge Agreement, dated as of March 31, 2008 (the “Pledge Agreement”);

WHEREAS, Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC and LCPI, as custodian thereunder, are parties to a Deposit Agreement, dated as of March 31, 2008 (the “Deposit Agreement”);

WHEREAS, on October 5, 2008, LCPI commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and on such date, pursuant to section 362(a) of the Bankruptcy Code, an automatic stay went into effect that prohibits actions to interfere with, or obtain possession or control of, LCPI’s property or to collect or recover from LCPI any debts or claims that arose before such date;

WHEREAS, on October 6, 2008, the United States Bankruptcy Court for the Southern District of New York entered an order (the “Bankruptcy Court Order”) in the bankruptcy case of LCPI authorizing and empowering LCPI to transfer, assign or resign from any administrative agent positions in LCPI’s business judgment in accordance with the provisions of any applicable credit agreements and in accordance with the Bankruptcy Court Order; and

WHEREAS, the Company has notified the Lenders, pursuant to the notice attached as Exhibit A hereto (the “Notice”), that (a) LCPI desires to resign as Administrative Agent, Collateral Agent and Swingline Lender under the Credit Documents and (b) Bank of America has agreed to be appointed as successor Administrative Agent, Collateral Agent and Swingline Lender under the Credit Documents, in each case in accordance with (i) Section 10.10 of the Credit Agreement, (ii) the Resignation, Assignment and Assumption Agreement, substantially in the form of Exhibit B attached hereto (the “Agency Assignment and Assumption”), (iii) the Resignation, Assignment and Assumption Agreement, substantially in the form of Exhibit C attached hereto (the “Custodian Assignment and Assumption” and, together with the Agency Assignment and Assumption, the “Assignment and Assumption”), and (iv) the terms and conditions hereof;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.01.                                             Conversion of LCPI RF Loans to LCPI Loans.

(a)                                  Section 1.01 of the 2008 Credit Agreement is hereby amended by inserting the following new clause (g):

(g)                                 As of the Conversion Date, all of the outstanding RF Loans of LCPI in the amount of $29,695,328.36 shall be converted to a new tranche of Loans payable in full on the RF Loan Maturity Date (collectively, the “LCPI Loans”) and shall no longer be RF Loans thereafter.  On the Conversion Date, all LCPI Loans shall consist of LCPI Loans of the same Type and may, at the option of the Borrower, be incurred and maintained as, and/or converted into or continued as, Base Rate Loans or Eurodollar Loans.  Once prepaid or repaid, LCPI Loans may not be reborrowed.

(b)                                 Section 1.05 of the 2008 Credit Agreement is hereby amended by inserting the following new clause (e-1) between clauses (e) and (f):

(e-1)                        Each LCPI Note, if any, issued to LCPI shall (i) be executed by the Borrower, (ii) be payable to the order of LCPI and be dated as of the Conversion Date, (iii) be in a stated principal amount equal to $29,695,328.36, (iv) mature on the RF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.03(A)(g) and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  Section 1.09(a)(iv) of the 2008 Credit Agreement is hereby amended by inserting “LCPI Loans,” between “RF Loans,” and “B Term Loans”.

(d)                                 Clause (x) of the last full paragraph of Section 1.13 of the 2008 Credit Agreement is hereby revised to replace the phrase “outstanding Term Loans and/or a Commitment hereunder” with the phrase “outstanding Term Loans, LCPI Loans and/or a Commitment hereunder”.

(e)                                  Section 3.01 of the 2008 Credit Agreement is hereby amended by inserting the following new clause (d):

(d)                                 The Borrower promises to repay 100% of the outstanding LCPI Loans on the RF Maturity Date.

(f)                                    Clause (ii) of Section 3.03A(g) of the 2008 Credit Agreement is hereby amended by inserting “, LCPI Loans” between the words “Term Loans” and “and RF Loans”.

(g)                                 Section 5.05(c) of the 2008 Credit Agreement is hereby amended by inserting “and the LCPI Loans” after the phrase “The proceeds of the RF Loans”.

(h)                                 The proviso in Section 5.05(g) of the 2008 Credit Agreement is hereby amended by inserting the words “and the LCPI Loans” after the phrase “that proceeds of RF Loans”.

(i)                                     Section 9 of the 2008 Credit Agreement is hereby amended as follows:

(i)                                     (A) Clause (iv) of the definition of “Applicable Base Rate Margin” is hereby amended by inserting “and the LCPI Loans” after the phrase “in the case of the RF Loans” and (B) the table at the end of such definition is hereby deleted in its entirety and replaced by the following (for ease of review, changes are highlighted in bold/italics):

Leverage Ratio	Applicable Base Rate Margin for RF Loans, LCPI Loans and Swingline Loans
Greater than or equal to 3.0:1.0	1.75%
Less than 3.0:1.0	1.50%

(ii)                                  (A) Clause (iv) of the definition of “Applicable Eurodollar Margin” is hereby amended by inserting “and the LCPI Loans” after the phrase “in the case of the RF Loans” and (B) the table at the end of such definition is hereby deleted in its entirety and replaced by the following (for ease of review, changes are highlighted in bold/italics):

Leverage Ratio	Applicable Eurodollar Margin for RF Loans, LCPI Loans and Swingline Loans
Greater than or equal to 3.0:1.0	2.75%
Less than 3.0:1.0	2.50%

(iii)                               Clause (a)(ii) of the definition of “Eurodollar Rate” is hereby amended by inserting “, the LCPI Loans” between the words “Swingline Loans” and “and RF Loans”.

(iv)                              The definition of “Facility” is hereby amended by inserting “, the LCPI Facility” after the words “the Delayed-Draw B Term Facility” occurring before the proviso thereof.

(v)                                 Clause (iii) of the definition of “Maturity Date” is hereby amended by inserting “and the LCPI Loans” after the phrase “and with respect to the RF Loans”.

(vi)                              Clause (ii) of the definition of “Minimum Borrowing Amount” is herby amended by inserting “and the LCPI Loans” after the phrase “in the case of RF Loans”.

(vii)                           The definition of “Note” is hereby amended by inserting “, each LCPI Note” between the words “each RF Note” and “and the Swingline Note”.

(viii)                        The parenthetical in clause (A) of the proviso of the definition of “Permitted Acquisition” is hereby amended by inserting the words “and the LCPI Loans” after the phrase “including proceeds of RF Loans”.

(ix)                                The definition of “Required Lenders” is hereby amended in accordance with Section 11.11(a)(iii) of the 2008 Credit Agreement to read as follows (for ease of review, changes are highlighted in bold/italics):

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding A Term Loans, B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments), LCPI Loans and Revolving Commitments (or, after the termination thereof, outstanding RF Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) all outstanding A Term Loans and B Term Loans (and if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders, (ii) all outstanding LCPI Loans and (iii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding RF Loans of Non-Defaulting Lenders and the aggregate

Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

(x)                                 The definition of “Super-Majority Lender” is hereby amended in accordance with Section 11.11(a)(iii) of the 2008 Credit Agreement to read as follows (for ease of review, changes are highlighted in bold/italics):

“Super-Majority Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding A Term Loans, B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments), LCPI Loans and Revolving Commitments (or, after the termination thereof, outstanding RF Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) constitute at least 75% of the sum of (i) all outstanding A Term Loans and B Term Loans (and, if prior to the termination thereof, Delayed-Draw B Term Commitments) of Non-Defaulting Lenders, (ii) the LCPI Loans and (iii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding RF Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

(xi)                              The following defined terms are hereby inserted in Section 9 of the 2008 Credit Agreement in alphabetical order:

“Conversion Date” shall mean the effective date of the Amendment, Waiver, Resignation and Appointment Agreement, dated as of January 21, 2009, among the Borrower, the Required Lenders party thereto, LCPI, as resigning Administrative Agent, Collateral Agent and Swingline Lender, and Bank of America, N.A., as successor Administrative Agent, Collateral Agent and Swingline Lender.

“LCPI Facility” shall mean the Facility evidenced by the LCPI Notes.

“LCPI Note” shall mean a note substantially in the form of Exhibit B-5 with blanks appropriately completed in conformity herewith and otherwise issued in accordance with Section 1.05(e-1).

(j)                                     Section 11.04(b) of the 2008 Credit Agreement is hereby amended by (i) inserting a reference to “LCPI Loans” between “Delayed-Draw Term Commitments” and “and/or Revolving Commitment” in the opening phrase of clause (x) and (ii) inserting a new subclause (III) as follows:

“(III) and in the case of LCPI Loans, the lesser of (A) $10,000,000 and (B) the greater of (1) $2,500,000 and (2) 33.33% of the aggregate outstanding LCPI

Loans of the assigning Lender, and, in each case such assigning Lender’s related rights and obligations hereunder”.

(k)                                  The Exhibits to the 2008 Credit Agreement are hereby amended by inserting Exhibit B-5, attached hereto, in appropriate alphabetical and numerical order.

(l)                                     Clause (X) of the second proviso of Section 11.11(a) of the 2008 Credit Agreement is hereby amended in accordance with the parenthetical of Section 11.11(a)(iii) of the 2008 Credit Agreement by inserting “, LCPI Loans” after the phrase “all outstanding Term Loans”.

(m)                               The Borrower, LCPI and the undersigned Required Lenders (including the undersigned Majority Lenders under the Revolving Credit Facility) hereby (i) acknowledge and agree all the outstanding RF Loans of LCPI shall be converted to LCPI Loans in accordance with the amendments set forth in clauses (a) through (f) of this Section 1.01 and shall no longer be RF Loans thereafter, (ii) waive the requirements of Section 2.03(g) of the 2008 Credit Agreement that require all partial reductions of the Commitments under a Facility apply proportionately to reduce the Commitment of each Lender under such Facility solely with respect to the transactions described in this Section 1.01, (iii) agree that, effective as of the Effective Date, all the Revolving Commitments of LCPI, in its capacity as an RF Lender, are terminated and of no further force and effect and (iv) acknowledge and agree that all the Revolving Commitments of all the other RF Lenders, other than LCPI, shall remain in full force and effect.

(n)                                 In consideration of the amendments set forth in this Amendment, effective as of the Effective Date, LCPI hereby waives (i) its right to pro rata sharing in any prepayment or payment made with respect to the RF Loans pursuant to Section 11.06(a) of the Amended Credit Agreement and (ii) any right to prepayment of the LCPI Loans pursuant to Section 2.02 of the Amended Credit Agreement so long as any RF Loan remains outstanding under and in accordance with the Amended Credit Agreement.

SECTION 1.02.                                             Replacement of References to LCPI. Other than in Sections 3.03(C), 1.01(h) and 1.05(e-1) of the 2008 Credit Agreement, as amended herein, and in the definition of “LCPI” contained in Section 9 of the 2008 Credit Agreement, each instance of the words “Lehman Commercial Paper Inc.” and “LCPI” in the 2008 Credit Agreement are hereby replaced with “Bank of America, N.A.”

SECTION 1.03.                                             Amendment to Section 1.01(e).  Clause (i) of the second sentence of Section 1.01(e) of the 2008 Credit Agreement is hereby deleted in its entirety and replaced by the following:

(i) the Swingline Lender shall not be obligated to make or maintain any Swingline Loan and any advance of a Swingline Loan shall be made in the Swingline Lender’s sole discretion

SECTION 1.04.                                             Amendment to Section 1A.01(c).  Section 1A.01(c) of the 2008 Credit Agreement is hereby deleted in its entirety and replaced by the following:

Notwithstanding the foregoing, in the event that (i) a Lender Default exists or (ii) any Letter of Credit Issuer determines in good faith or obtains actual knowledge that any Lender is an Impacted Lender, the respective Letter of Credit Issuer shall not be required to issue any Letter of Credit unless arrangements satisfactory to the respective Letter of Credit Issuer shall have been entered into (“Section 1A.01(c) Arrangements”) to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of such Defaulting Lender or Impacted Lender or Lenders, which may include requiring the Borrower to cash collateralize each Defaulting Lender’s or Impacted Lender’s Percentage of the Letter of Credit Outstandings; provided, that, if at any time a Lender is deemed to no longer be an Impacted Lender in accordance with Section 11.17(a), any cash collateral provided by the Borrower to collateralize such Lender’s Percentage of the Letter of Credit Outstandings shall be released by each applicable Letter of Credit Issuer and returned to the Borrower.

SECTION 1.05.                                             Amendment to Section 2.01.  (a)  Each of the undersigned (including all of the RF Lenders) hereby agrees that Section 2.01(a) of the 2008 Credit Agreement is hereby amended by inserting the following immediately after the phrase “each RF Lender that is a Non-Defaulting Lender”: “and that is not an Impacted Lender”.

(b)                                 Each of the undersigned (including all of the RF Lenders) hereby agrees that Section 2.01(c) of the 2008 Credit Agreement is hereby amended by inserting the following immediately after the phrase “for the account of each Non-Defaulting Lender”: “that is not an Impacted Lender”.

SECTION 1.06.                                             Amendment to Section 3.02.  (a)                                     Section 3.02 of the 2008 Credit Agreement is hereby amended by adding the following after the words “The Borrower shall have the right to prepay Loans” occurring in the first sentence thereof:  “(other than the LCPI Loans, to which such prepayments shall not be applied if RF Loans are outstanding)”.

(b)                                 Clause (i) of Section 3.02 of the 2008 Credit Agreement is hereby amended by adding “, LCPI Loans” after the words “whether such Loans are A Term Loans under the A Term Facility, B Term Loans under the B Term Facility, RF Loans”.

SECTION 1.07.                                             Amendment to Section 7.09(a) and Related Provisions.

(a)                                  Section 7.09(a) of the 2008 Credit Agreement is hereby amended by replacing the last proviso thereto with the following:

provided, further, that the quarterly per share dividend amount payable by the Borrower (after taking into account any stock split or stock dividend) may not be:  (1) increased above the per share amount of the dividend paid by the Company on October 17, 2008 except during any Applicable Leverage Ratio Period; or (2) increased from the amount of the dividend declared for the preceding quarter except that, if at any time the Borrower declares a quarterly dividend that is less than the per share amount of the dividend paid by the Company on October 17,

2008, it may at any subsequent time increase the quarterly dividend to any amount up to and including the per share amount of the dividend paid by the Company on October 17, 2008, so long as after giving effect thereto the Borrower is in compliance with Section 7.09(a)(iii).

(b)                                 Section 7.09 of the 2008 Credit Agreement is hereby amended by inserting the following new clause (xvii):

(xvii)  the Borrower may prepay, repurchase, redeem or otherwise acquire for value any Spinco Senior Notes so long as (A) no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, (B) no Dividend Suspension Period is then in effect, (C) the Minimum Liquidity Condition is satisfied at such time (before and after giving effect to the respective repayment, repurchase, redemption or acquisition of Spinco Senior Notes), (D) the Borrower shall have delivered an officer’s certificate on the date of the proposed repayment, repurchase, redemption or acquisition certifying that the Cumulative Distributable Cash on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such proposed repayment, repurchase, redemption or acquisition) exceeds the aggregate amount of the proposed repayment, repurchase, redemption or acquisition of Spinco Senior Notes, and (E) such Spinco Senior Notes shall be retired promptly upon such repurchase, redemption or other acquisition by the Borrower; provided, that in the event the Borrower exercises its rights to redeem any Spinco Senior Notes in accordance with the indenture governing such Spinco Senior Notes, (x) the conditions set forth in the foregoing clauses (A) through (D) of this Section 7.09(a)(xvii) shall be satisfied as of the date of delivery of a redemption notice in accordance with such indenture and (y) no Default under Section 8.01 or 8.05 and no Event of Default shall exist as of the date of or would exist immediately after giving effect to such repayment, repurchase, redemption or acquisition of Spinco Senior Notes.  Notwithstanding anything herein to the contrary, any gains of the Borrower arising from any prepayment, repurchase, redemption or other acquisition of Spinco Senior Notes permitted under this Section 7.09(a)(xvii) shall be deemed to be “non-cash gains” for the purpose of calculating Adjusted Consolidated EBITDA, Available Cash and Excess Cash Flow and for all purposes under the Credit Documents.

(c)                                  In connection with the amendment described in the foregoing clause (b) of this Section 1.07, clause (ii) of Section 3.03(A)(f) of the 2008 Credit Agreement (which, for the avoidance of doubt, excludes the remainder of such Section 3.03(A)(f) commencing with “in each case less”, which remaining portion shall remain unchanged) is hereby deleted in its entirety and replaced by the following:

“(ii) 90% of (1) Excess Cash Flow, if any, during the preceding fiscal quarter minus (2) the sum of (x) the amount of Dividends paid in cash by the Borrower on the Borrower Common Stock during such fiscal quarter as otherwise permitted by this Credit Agreement and (y) the amount of prepayments, repurchases, redemptions or acquisitions of Spinco Senior Notes paid in cash during such fiscal quarter as permitted by Section 7.09(a)(xvii) of this Credit Agreement”

(d)                                 In connection with the amendment described in the foregoing clause (b) of this Section 1.07, the second parenthetical of clause (ii) of the definition of “Cumulative Distributable Cash” set forth in Section 9 of the 2008 Credit Agreement is hereby amended by inserting the following at the end of such parenthetical:

“but, for the avoidance of doubt, including, without limitation, Restricted Payments made in accordance with Section 7.09(a)(iii) or Section 7.09(a)(xvii))”

(e)                                  In connection with the amendment described in the foregoing clause (b) of this Section 1.07, the definition of “Minimum Liquidity Condition” set forth in Section 9 of the 2008 Credit Agreement is hereby amended by replacing the phrase “as of any date on which a Dividend is to be paid on the Borrower Common Stock” with the phrase “as of any date on which a Dividend is to be paid on the Borrower Common Stock (including any such Dividend made pursuant to Section 7.09(a)(iii)) or a Restricted Payment is to be made pursuant to Section 7.09(a)(xvii)”.

SECTION 1.08.                                             Amendments to Section 9.  Section 9 of the 2008 Credit Agreement is hereby amended, effective as of the date that is one Business Day after the Effective Date, by (a) adding the following new clause (iii) to the definition of “Lender Default”: “or (iii) with respect to any RF Lender (solely with respect to such RF Lender’s RF Loans), any Distress Event has occurred with respect to such RF Lender”; and (b) inserting the following definitions in alphabetical order:

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any governmental authority applicable to such Distressed Person.

“Impacted Lender” means any RF Lender (a) that has given verbal or written notice to the Administrative Agent or any Lender or has otherwise publicly announced that such RF Lender believes it will become, or that fails following inquiry promptly to provide to the Administrative Agent, a Letter of

Credit Issuer or the Swingline Lender making such inquiry reasonably satisfactory assurance that such RF Lender will not become, a Defaulting Lender, (b) as to which the Administrative Agent, a Letter of Credit Issuer or the Swingline Lender has a good faith belief that such RF Lender has defaulted more than once in fulfilling its funding obligations (as a lender, letter of credit issuer or issuer of bank guarantees and including, but not limited to, funding or paying when due loan requests, swingline participations, letter of credit participations, pro rata sharing obligations and expense and indemnification obligations) under any other syndicated credit facility and such RF Lender shall not have provided assurances satisfactory to the Administrative Agent, Letter of Credit Issuer and Swingline Lender that despite such defaults such RF Lender will not become a Defaulting Lender hereunder, or (c) with respect to which any Distress Event has occurred with respect to any Affiliate of such RF Lender that directly or indirectly controls such RF Lender.

SECTION 1.09.                                             Amendments to Section 10. Section 10 of the 2008 Credit Agreement is hereby amended by deleting Section 10.13 in its entirety and replacing it with the following:

10.13                     Removal of Agent that is a Defaulting Lender.  If at any time any Lender serving as an Agent becomes a Defaulting Lender or a Distress Event occurs with respect to such Lender, or an Affiliate of a Defaulting Lender or a Lender subject to a Distress Event is serving as an Agent (each, a “Defaulting Agent”), and such Defaulting Agent fails to cure all Lender Defaults that caused it to become a Defaulting Lender or to cure or enter into arrangements reasonably satisfactory to the Required Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrower to eliminate any risk arising from such Defaulting Agent serving as an Agent within 15 Business Days’ from the date it became a Defaulting Agent, then the Borrower, so long as no Default or Event of Default has occurred and is continuing, or the Required Lenders may, but shall not be required to, direct such Defaulting Agent to resign as Agent (including, without limitation, any functions and duties as Collateral Agent, Custodian, Letter of Credit Issuer and/or Swingline Lender, as the case may be), and upon the direction of the Borrower (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders, as the case may be, such Defaulting Agent shall be required to so resign, in accordance with the terms of Section 10.10.  Such resigning Defaulting Agent shall cooperate reasonably and in good faith to effectuate the transfer of the agency to the successor Agent appointed in accordance with the terms of Section 10.10, including, without limitation, the execution and delivery of such assignments, modifications, documents, certificates and further assurances as such successor Agent may reasonably request.

SECTION 1.10.                                                           Amendments to Section 11.  (a) Section 11.03 of the 2008 Credit Agreement is hereby deleted in its entirety and replaced by the following:

11.03                     Notices.

(a)                                  Generally.  Except in the case of notices and other communications expressly permitted to be given verbally or by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(1)                                  if to the Administrative Agent or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.03;

(2)                                  if to the Borrower, to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Attn: Shirley J. Linn, Executive Vice President and General Counsel

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street

New York, New York  10022

Attn:  Richard S. Denhup, Esq.; and

(3)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on Annex II hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and each Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Letter of Credit Issuer pursuant to Section 1 or Section 1A if such Lender or such Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and each Letter of Credit Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each Letter of Credit Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, each Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower under the Credit Documents through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, each Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)                                  Reliance by Administrative Agent, each Letter of Credit Issuer and Lenders.  The Administrative Agent, each Letter of Credit Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Letter of Credit Issuer, each Lender and each such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates, of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

(b)                                 Section 11 of the 2008 Credit Agreement is hereby amended by attaching Schedule 11.03 attached to this Amendment as Schedule 11.03 thereto.

(c)                                  Section 11 of the 2008 Credit Agreement is hereby amended by inserting the following new Section 11.17:

11.17                     Impacted Lenders and Defaulting Lenders.  (a) If at any time after a Lender has been deemed to be an Impacted Lender, such Lender fulfills its funding obligations under and in accordance with this Credit Agreement, so long as no Lender Default has occurred and is continuing with respect to such Lender, such Lender shall no longer be deemed to be an Impacted Lender.

(b)                                 Without limiting any of the rights of the Borrower to replace any such Defaulting Lender pursuant to Section 1.13, if any one or more Lender Defaults of the type identified in clause (i) or (ii) of the definition of Lender Default (each, a “Specified Lender Default”) occur with respect to any Defaulting Lender, so long as no Lender Defaults of the type identified in clause (iii) of the definition thereof shall have occurred with respect to such Defaulting Lender, such Defaulting Lender shall have a one-time right during the period commencing on the date such Lender became a Defaulting Lender and ending on the 30th Business Day thereafter (the “Lender Cure Period”) to cure all (but not less than all) of such Specified Lender Defaults to the satisfaction of the Borrower, the Administrative Agent and each Letter of Credit Issuer.  On the first Business Day after such Defaulting Lender obtains written acknowledgment of the Borrower, the Administrative Agent and each Letter of Credit Issuer acknowledging the cure of all (but not less than all) Specified Lender Defaults of such Lender (such date, the “Reinstatement Date”), (a) such Lender will no longer be deemed to be a Defaulting Lender under this Agreement, (b) all such Lender’s voting rights and rights to payment under the Credit Documents that were suspended as a result of its status as a Defaulting Lender shall be restored and (c) the Borrower shall no longer have the right to replace such Lender pursuant to Section 1.13 with respect to the cured Specified Lender Defaults.  Prior to any Reinstatement Date, each

Defaulting Lender shall remain liable to the Borrower and the other Credit Parties for any and all damages arising out of, in connection with, or as a result of, each Specified Lender Default, consistent with the terms of this Agreement.  If one or more additional Lender Defaults occur after the Reinstatement Date with respect to such Lender, the prior written consent of the Required Lenders in their sole discretion and, so long as no Event of Default shall have occurred and be continuing, the Borrower in its sole discretion shall be required to restore such Lender as a Non-Defaulting Lender.

SECTION 1.11.                                             Resignation and Waiver.  (a) Each of the Lenders party hereto hereby (i) acknowledges the resignation of LCPI as Administrative Agent, Collateral Agent and Swingline Lender under the Credit Documents, and (ii) waives the requirement under Section 10.10 of the 2008 Credit Agreement that LCPI provide 15 Business Days’ prior written notice prior to its resignation under the Agency Assignment and Assumption becoming effective.

(b)                                 By execution hereof, effective as of the Effective Date (a) Bank of America hereby resigns as Syndication Agent under the Amended Credit Agreement and (b) Morgan Stanley Senior Funding, Inc., hereby resigns as Co-Documentation Agent.

(c)                                  Each of the Lenders party hereto hereby (i) acknowledges the resignations described in clause (b) of this Section 1.11, and (ii) waives the requirement under Section 10.10 of the 2008 Credit Agreement that Bank of America and Morgan Stanley Senior Funding, Inc. provide 5 Business Days’ prior written notice prior to its resignation becoming effective.

SECTION 1.12.                                             LCPI and the Amended Credit Agreement. The parties hereto hereby confirm that, as of the date hereof, all of the provisions of the Amended Credit Agreement, including, without limitation, Section 10 (The Agents) and Section 11.01 (Payment of Expenses), to the extent they pertain to LCPI as Administrative Agent or Collateral Agent, continue in effect for the benefit of LCPI, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them as Administrative Agent, Collateral Agent or a sub-agent thereof and inure to the benefit of LCPI.

SECTION 1.13.                                             LCPI as Bailee. On and after the Effective Date, all possessory collateral held by LCPI for the benefit of the Lenders or Secured Creditors, as applicable shall be deemed to be held by LCPI as agent and bailee for the Successor Administrative Agent for the benefit of the Lenders or Secured Creditors, as applicable, until such time as such possessory collateral has been delivered to the Successor Administrative Agent.  Notwithstanding anything herein to the contrary, each Credit Party agrees that all of such Liens granted by any Credit Party, shall in all respects be continuing and in effect and are hereby ratified and reaffirmed by each Credit Party.  Without limiting the generality of the foregoing, any reference to LCPI on any publicly filed document, to the extent such filing relates to the liens and security interests in the Collateral assigned hereby or by the Assignment and Assumption and until such filing is modified to reflect the interests of the Successor Administrative Agent, shall, with respect to such liens and security interests, constitute a reference to LCPI as collateral representative of the Successor Administrative Agent; provided, that the parties hereto agree that LCPI’s role as such collateral representative shall impose no duties, obligations, or liabilities on LCPI, including, without limitation, any duty to take any type of direction regarding any action to be taken against such Collateral, whether such direction comes from the Successor Administrative Agent, the Required Lenders, or otherwise and LCPI shall have the full benefit of the protective provisions of Section 10 of the Amended Credit Agreement (The Agents) while serving in such capacity.

SECTION 1.14.                                             Release.  Each of the Borrower, the other Credit Parties and the Agents hereby unconditionally and irrevocably waive all claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any of them may have or claim to have against LCPI (in its capacity as Administrative Agent, Collateral Agent, Pledgee, Custodian, a Lender, hedging counterparty, or any other capacity under the Credit Documents) or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors and assigns (collectively, the “Released Parties”) to the extent arising at any time on or before the Effective Date out of or in connection with the Credit Documents (collectively, the “Claims”).  Each of the Borrower, the Credit Parties, the Agents and the Lenders further agree forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Released Parties with respect to such Claims.  Each of the Released Parties shall be a third party beneficiary of this Agreement.  Notwithstanding anything herein to the contrary, in no event shall this Section 1.12 release or be deemed to release LCPI or any other Released Party from any claims, suits, debts, liens, losses, causes of actions, damages, costs or expenses of any kind, character or nature arising under this Amendment, the Assignment and Assumption, the 2008 Credit Agreement or the Amended Credit Agreement, in each case to the extent arising after the Effective Date.

SECTION 1.15.                                             Effect of Agreement.  The parties hereto acknowledge that, notwithstanding anything to the contrary in the Amended Credit Agreement, any other Credit Document or herein, LCPI, in its capacity as Administrative Agent or as Lender shall have no obligation to provide any further financial accommodations to or for the benefit of the Borrower, its Affiliates or any Credit Party pursuant to the Credit Documents.

SECTION 1.16.                                             Limitation and Reservation of Rights. Each party hereto hereby confirms and agrees that (a) this Agreement (i) does not impose on LCPI affirmative obligations or indemnities not existing as of the date of its petition commencing its proceeding under chapter 11 of title 11 of the United States Code and that could give rise to administrative expense claims, and (ii) is not inconsistent with the terms of the 2008 Credit Agreement and (b) (i) LCPI’s rights to indemnification in its capacity as resigning Administrative Agent under Section 10.10(g) of the Amended Credit Agreement and (ii) any rights to indemnification of LCPI in its capacity as a Lender under any of the Credit Documents, shall continue in effect for the benefit of LCPI, its sub-agents and their respective affiliates.

SECTION 1.17.                                             Appointment of Successor Agents. Effective as of the Effective Date, each of the undersigned Lenders hereby (a) appoints Bank of America as successor Administrative Agent, Collateral Agent and Swingline Lender under the Credit Documents, (b) appoints Morgan Stanley Senior Funding, Inc. to replace Bank of America as Syndication Agent, (c) appoints Wachovia Bank, National Association to replace Morgan Stanley Senior Funding, Inc. as Co-Documentation Agent, (d) acknowledges the appointment of Morgan Stanley Senior

Funding, Inc. to replace Lehman Brothers Inc. as a Joint-Lead Arranger, (e) acknowledges the appointment of Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC to replace Lehman Brothers Inc. as Joint Book Running Managers (all of the foregoing appointments are reflected on the replacement cover page to the Credit Agreement attached as Exhibit D hereto) and (f) acknowledges and agrees that each of Bank of America, as successor Administrative Agent, Collateral Agent and Swingline Lender under the Credit Documents, Morgan Stanley Senior Funding, Inc., as successor Syndication Agent under the Credit Documents, Wachovia Bank, National Association, as Co-Documentation Agent under the Credit Documents, is the beneficiary of Section 10 of the Amended Credit Agreement and all other indemnification and exculpatory provisions of the Credit Documents; provided, that under no circumstances (i) does Bank of America assume, nor shall Bank of America be deemed to assume or be responsible for, (x) any obligations of the Administrative Agent or Collateral Agent under or pursuant to any Credit Document arising prior to the Effective Date or (y) any claim of any nature arising at any time or from time to time against LCPI as Administrative Agent, Swingline Lender and Collateral Agent Lender or in any other capacity under or with respect to any Credit Documents or this Amendment or the transactions contemplated thereby or hereby or (ii) do any of the other institutions appointed or acknowledged to have been appointed above as Agents or in other capacities under the Credit Documents hereby assume, nor shall any of them be responsible for, any obligations as Agent or in such other capacity arising under or pursuant to any Credit Document prior to the Effective Date.

SECTION 1.18.                                             Representations and Warranties.  The Borrower hereby represents and warrants to Bank of America, as successor Administrative Agent, and the Lenders, as follows:

(a)                                  The representations and warranties of the Borrower contained in Section 5 of the 2008 Credit Agreement, as amended hereby (the “Amended Credit Agreement”) or any other Credit Document are true and correct in all material respects on and as of the date hereof and on and as of the Effective Date with the same effect as if made on and as of the Effective Date, except to the extent such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)                                 No Default or Event of Default has occurred or is continuing under the Amended Credit Agreement.

(c)                                  The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by the Borrower.

(d)                                 Each of this Amendment and the Amended Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(e)                                  The execution, delivery, performance and compliance with the terms and provisions by the Borrower of this Amendment and the consummation of the transactions contemplated herein, do not and will not: (i) contravene the terms of any of the

Borrower’s organizational documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Credit Documents) the creation of any Lien under, (A) the terms of any indenture, mortgage, deed of trust or material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (B) any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality.

(f)                                    Schedule 1.18(f) attached hereto sets forth (i) an accurate and complete list of all UCC financing statements, amendments and other UCC filings delivered to LCPI, in its capacity as the Collateral Agent, under the 2008 Credit Agreement and the other Credit Documents, (ii) an accurate and complete list of all notes, allonges, certificated stock, membership interests, partnership interests and related stock powers and other similar instruments delivered to LCPI, in its capacity as the Collateral Agent under and in accordance with the Pledge Agreement, (iii) an accurate and complete list of all Custodial Interests (as defined in the Deposit Agreement) delivered to LCPI, as custodian, under and in accordance with the Deposit Agreement.

SECTION 1.19.                                             Effectiveness.  This Amendment shall become effective promptly upon the satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)                                  Bank of America, as successor Administrative Agent (in such capacity, the “Successor Administrative Agent”) shall have received duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of (i) the Borrower, (ii) LCPI, as resigning Administrative Agent, Collateral Agent and Swingline Lender, (iii) Bank of America, as Successor Administrative Agent, and as successor Collateral Agent and Swingline Lender, (iv) the Required Lenders and (v) 100% of the RF Lenders.

(b)                                 The Successor Administrative Agent shall have received duly executed copies of the Assignment and Assumption.

(c)                                  Bank of America, as successor Collateral Agent, shall have received all items of Collateral and other securities, information (including contact and related information regarding all parties to the Credit Documents), documents and instruments deliverable by LCPI to Bank of America under the Assignment and Assumption, and shall have had a reasonable time to review and synthesize such Collateral, instruments and information.

(d)                                 [Intentionally Omitted.]

(e)                                  The Successor Administrative Agent shall have received such other documents, instruments and certificates as they shall reasonably request and such other documents, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel.  All corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Lenders and their counsel.

(f)                                    LCPI shall have received from the Borrower payment in immediately available funds of all costs, expenses, accrued and unpaid fees and other amounts payable to it as an Agent and as a Lender pursuant to the Credit Documents, set forth on Schedule 1.19(f) hereto, in each case to the account specified on Schedule 1.19(f) hereto.

(g)                                 The Successor Administrative Agent (i) shall have received from LCPI or the Borrower all of the items specified on Schedule 1.18(f) hereto and (ii) the Successor Administrative Agent shall have confirmed in writing a detailed list of all items actually received from LCPI or the Borrower.

(h)                                 All UCC financing statements, amendments and other UCC filings and all other filings required to be made with any Governmental Authority specified on Schedule 1.18(f) hereof shall have been made.

SECTION 1.20.                                             APPLICABLE LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 1.21.                                             Costs and Expenses.  The Borrower shall pay all costs and expenses of the Successor Administrative Agent in connection with the preparation, execution and delivery of this Amendment, the Assignment and Assumption and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Successor Administrative Agent) in accordance with the terms of Section 11.01(a) of the Amended Credit Agreement.

SECTION 1.22.                                             Credit Document; Counterparts.  This Amendment is and from and after the Effective Date shall be deemed to be a “Credit Document” under the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

SECTION 1.23.                                             2008 Credit Agreement.  Except as expressly set forth herein, the amendments provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or any Agent under the 2008 Credit Agreement or any other Credit Document, nor shall it constitute a waiver of any Default or Event of Default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the 2008 Credit Agreement or any other Credit Document.  The amendment provided herein shall apply and be effective only with respect to the provisions of the 2008 Credit Agreement specifically referred to by such amendment.  Except to the extent a provision in the 2008 Credit Agreement is expressly amended herein, the 2008

Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC., as Borrower

By:	/s/ Eugene B. Johnson

Name:	Eugene B. Johnson

Title:	Chief Executive Officer

LEHMAN COMMERCIAL PAPER INC., as resigning Administrative Agent, Collateral Agent and Swingline Lender

By:	/s/ Randall Braunfeld

Name:	Randall Braunfeld

Title:	Authorized Signatory

BANK OF AMERICA, N.A., as successor Administrative Agent, Collateral Agent and Swingline Lender

By:	/s/ Lisa Webster

Name:	Lisa Webster

Title:	Vice President

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:	/s/ Randall Braunfeld

Name:	Randall Braunfeld

Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lisa Webster

Name:	Lisa Webster

Title:	Vice President

[EACH OTHER LENDER], as a Lender

By:

Name:

Title: